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                                                                    EXHIBIT 23.3





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-55227 of United Companies Financial Corporation on Form S-3 of the report of Deloitte & Touche dated February 18, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of United Companies Financial Corporation for the year ended December 31, 1993, and to the reference to Deloitte & Touche LLP under the headings "Selected Financial and Other Data" and "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Baton Rouge, Louisiana
September 28, 1994